Exhibit 10.22

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 7, 2025 and effective as of January 1, 2026 (the “Effective Date”), by and between Marcus Lemonis (“Employee”), Camping World Holdings, Inc., a Delaware corporation (“Camping World”), and CWGS Enterprises, LLC, a Delaware limited liability company (the “Partnership” and, together with Camping World and any of the Affiliates of Camping World and the Partnership as may employ the Employee from time to time, and any successor(s) thereto, the “Company”).

RECITALS

WHEREAS, the Employee is currently employed by the Company as its Chairman and Chief Executive Officer pursuant to the terms of that certain Amended and Restated Employment Agreement by and between Employee and the Company, dated as of January 1, 2025 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ Employee as Co-Founder and Special Advisor pursuant to the terms set forth in this Agreement, and Employee desires to be employed by Company pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Company and Employee desire to amend and restate the Prior Agreement, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.  The Company agrees to continue to employ Employee as Co-Founder and Special Advisor on the terms and conditions set forth in this Agreement and Employee agrees to accept such continued employment and agrees to perform the services and duties for the Company as herein provided for the period and upon the other terms and conditions set forth in this Agreement. Employee shall be subject to the direction of the Company’s Board of Directors (the “Board”) and the individual who succeeds Employee as Chief Executive Officer. Employee and the Company agree and acknowledge that Employee shall hereby resign and cease to hold any and all positions as an officer or director of the Company and any of its subsidiaries and affiliates as of 11:59 p.m. Eastern Time on December 31, 2025.

2.Term.  Subject to earlier termination of Employee’s employment pursuant to Section 7 below, the term of Employee’s employment hereunder shall be for a period commencing as of the Effective Date and ending on December 31, 2026, unless otherwise mutually agreed by Employee and the Company; provided, further, that Employee’s employment under this Agreement may be terminated at any time pursuant to the provisions of Section 7. The period of time from the Effective Date through the termination of this Agreement and Employee’s employment hereunder pursuant to its terms is herein referred to as the “Term.” For purposes of this Agreement, an expiration of the Term on December 31, 2026, or such other extended date mutually agreed to by Employee and the Company in accordance with this Section 2, shall constitute a termination by the Company without Cause (and for the avoidance of doubt, in no event shall a termination of employment by the Company or by Employee pursuant to Section 7.01(a) – (f) prior to such date be considered an expiration of the Term).

3.Position and Duties.

3.01Title.  During the Term, Employee agrees to serve as Co-Founder and Special Advisor and undertake such additional duties as may be directed by the individual who succeeds Employee as Chief Executive Officer or the Board.

3.02Duties; Location.

(a)During the Term, Employee shall, when and if requested by the Board or the individual who succeeds Employee as Chief Executive Officer, (i) continue to advise the Company as an employee advisor, and (ii) perform other transition-related duties, including using Employee’s reasonable efforts to advance the interests of the Company and facilitate the successful transition of his responsibilities in whatever reasonable capacity may be requested by the Board or the individual who succeeds Employee as Chief Executive Officer.

(b)Employee shall be permitted to perform Employee’s duties under this Agreement remotely, subject to reasonable business travel to the Company’s offices and elsewhere as necessitated by Employee’s duties or as reasonably requested by the Chief Executive Officer or the Board from time to time; provided that Employee is given reasonable advance notice of such business travel and the Company uses reasonable efforts to schedule such business travel to accommodate Employee’s business or personal affairs.

4.Compensation.

4.01Base Salary.  During the term of this Agreement, the Company shall pay to Employee a base annual salary of One Million and Five Hundred Thousand and No/100 Dollars ($1,500,000) (“Base Salary”), which salary shall be paid in accordance with the Company’s normal payroll procedures and policies.

4.02Annual Bonus.

(a)For each fiscal year during the Term, commencing with fiscal year 2026, Employee shall receive an annual bonus in an amount equal to 150% of Employee’s Base Salary (the “Annual Bonus”). The Annual Bonus shall be payable no later than December 31 of the applicable year to which such Annual Bonus relates in the form of fully vested shares of the Company’s Class A common stock with a fair market value on the date of issuance equal to the amount of such Annual Bonus issued under the Camping World Holdings, Inc. 2016 Incentive Award Plan (as amended from time to time, the “2016 Plan”) or any successor equity plan, unless Employee provides written notice to the Company no later than December 1 of the applicable year to which such Annual Bonus relates that such Annual Bonus should be payable in cash; provided that the final form of payment of such Annual Bonus shall in all events be subject to approval by the Company’s Board or the Compensation Committee thereof.

(b)For the avoidance of doubt, Employee shall remain eligible to receive an annual bonus (the “2025 Annual Bonus”) for fiscal year 2025 in accordance with the Company’s annual bonus program and applicable performance objectives established by the Company’s Board or the Compensation Committee thereof with respect to such year, which shall be paid no later than March 15, 2026. Such 2025 Annual Bonus shall be paid in the form of fully vested shares of the Company’s Class A common stock with a fair market value on the date of issuance equal to the amount of such 2025 Annual Bonus issued under the 2016 Plan or any successor equity plan.

(d)In the event any Annual Bonus or the 2025 Annual Bonus will be paid in the form of shares of the Company’s Class A Common Stock, in the event Employee fails to provide timely payment of all applicable tax withholding arising as a result of such payment, the Company shall have the right and option, but not the obligation, to treat such failure as an election by Employee to satisfy all of Employee’s required tax withholding obligation by withholding a net number of vested shares of Class A common stock otherwise issuable to Employee having a then current fair market value not exceeding the amount necessary to satisfy the applicable required tax withholding obligation based on the maximum statutory withholding rates for Employee’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes.

4.03Benefits.  Employee may participate in all employee benefit plans or programs of Company consistent with such plans and programs of the Company. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

4.04Expenses; Contributions.  Company agrees to reimburse all reasonable business expenses incurred by Employee consistent with the Company’s policies regarding reimbursement in the performance of Employee’s duties under this Agreement.

4.05[Reserved.]

4.06Vacation and Sick leave.  The Employee shall be entitled to vacation during each year of employment consistent with senior executives of the Company. The Employee shall be entitled to sick leave and holidays in accordance with the policy of the Company as to its employees.

4.07Indemnification and Additional Insurance. The Company shall indemnify Employee with respect to matters relating to Employee’s services as an officer and director of the Company, or any of the entities directly or indirectly owned or controlled by, or under common ownership or control with, the Company (“Affiliates”), occurring during the course and scope of Employee’s employment or service with the Company to the extent and pursuant to the provisions in the Delaware law. The foregoing indemnity is contractual and will survive any adverse amendment to or repeal of this Agreement. The Company will also cover Employee under a policy of officers’ and directors’ liability insurance providing coverage that is comparable to that provided now or hereafter to other senior executives of the Company. The provisions of this Section will survive the termination of this Agreement for any reason. In furtherance of the foregoing, the Company and Employee have entered into that certain Indemnification Agreement dated January 1, 2025 and attached hereto as Exhibit A (the “Indemnification Agreement”).

4.08Equity Awards.

(a)Effective as of December 15, 2025, subject to Employee’s execution of this Agreement prior to such date, (i) the restricted stock units previously granted to Employee under the 2016 Plan which remain outstanding and unvested as of such date will accelerate and vest in full and will be settled in accordance with the terms of the applicable award agreement and (ii) the performance-based stock units previously granted to Employee under the 2016 Plan will remain outstanding and eligible to vest in accordance with their terms.

(b)During the Term of the Agreement, Employee shall no longer be eligible for additional equity awards pursuant to the 2016 Plan or any successor equity plan.

5. Confidential Information and Proprietary Information.

5.01Confidential Information.  During the Term and at all times thereafter, Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company or any of its Affiliates) any confidential or secret knowledge or information of the Company or any of its Affiliates which Employee has acquired or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, including, without limitation, any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any of the Affiliates, any customer or supplier lists of the Company or any of the Affiliates, any confidential or secret development or research work of the Company or any of the Affiliates, or any other confidential information or secret aspect of the business of the Company or any of the Affiliates (collectively, “Confidential Information”). Employee acknowledges that (a) the Company and its Affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization, (b) Employee is and shall become familiar with the Company’s and its Affiliate’s Confidential Information, including trade secrets, and that Employee’s services are of special, unique and extraordinary value to the Company and its Affiliates, (c) the above-described knowledge or information constitutes a unique and valuable asset of the Company and its Affiliates and the Company and its Affiliates have a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill and (d) any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and any of the Affiliates would be wrongful and would cause irreparable harm to the Company and any of the Affiliates. However, the foregoing shall not apply to any knowledge or information which is now published, or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or any of the Affiliates, other than as a direct or indirect result of the breach of this Agreement by Employee.

5.02Proprietary Information.  (a) Employee agrees that the results and proceeds of Employee’s services for the Company or its Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Employee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company or any of its Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Affiliates) under the immediately preceding sentence, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company or any of its Affiliates), and the Company or its Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Affiliates without any further payment to Employee whatsoever. As to any Invention that Employee is required to assign, Employee shall promptly and fully disclose to the Company all information known to Employee concerning such Invention.

(b)Employee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 5.02 is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Employee’s employer. Employee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Employee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee shall execute, verify, and deliver assignments of such Proprietary Rights to the

Company or its designees. Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Employee’s employment with the Company.

(c)Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5.03Cooperation. Employee agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Employee shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or defense of any claims asserted against the Company, its subsidiaries and Affiliates, its predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, and any ongoing or future investigation or claim of any kind involving the Company which relates to events occurring during Employee’s employment or service with the Company, its subsidiaries and Affiliates as to which Employee may have relevant information (including but not limited to furnishing relevant information and materials to the Company, or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment under this Agreement, the Company shall reimburse Employee for expenses reasonably incurred in connection therewith and, upon Employee ceasing to be eligible to receive payments pursuant to Section 7 of this Agreement, if applicable, will compensate Employee for his time with an hourly rate based on Employee’s base salary rate as of the date of Employee’s termination of employment, and further provided that any such cooperation occurring after the termination of Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

6.Non-competition and Non-solicitation Covenants and Adversarial Restrictions.

6.01Non-competition.  Employee agrees that, during the Term and for twelve months after the termination of Employee’s employment for any reason (the “Non-Compete Period”), other than by virtue of a resignation by Employee for Good Reason by reason of clause (e) under Section 7.04 below, Employee shall not, directly or indirectly, (a) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) in any geographic location in which the Company, its subsidiaries or Affiliates engage in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that compete directly or indirectly with the Company or any of its subsidiaries or Affiliates (“Competitive Activities”), it being understood that Competitive Activities as of the date hereof include, without limitation, the publication, campground, online marketplace, and membership businesses of the Company or any subsidiary of Affiliate of the Company; the sale, rental, repair or service of recreational vehicles or parts and accessories for recreational vehicles or the sale of any ancillary products that are sold in connection with the sale of recreational vehicles, including but not limited to credit life insurance, roadside assistance programs and mechanical breakdown and extended service contracts, in the recreational vehicle, camping and outdoor living markets; the business of developing, marketing, providing and implementing products and services (including insurance, financing, warranties and road-side assistance) to owners of recreational vehicles, automobiles, and motorcycles; the business of providing consumer shows to owners of recreational vehicles; and the business of publishing digital and print media, including magazines, periodicals, books, and blogs and online communities directed to owners of recreational vehicles, all-terrain vehicles, and outdoor enthusiasts; or (b) assist any person in any way to do, or attempt to do, anything prohibited by Section 6.01(a) above. Employee acknowledges (i) that the business of the Company and its Affiliates is national in scope and without geographical limitation within the United States and (ii) notwithstanding the jurisdiction of formation or principal office of the Company and its Affiliates, or the location of any of their respective executives or employees (including, without limitation, Employee), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States.

6.02Indirect Competition.  Employee further agrees that, during the Term and the Non-Compete Period, he will not, directly or indirectly, assist or encourage any other person in carrying out, direct or indirectly, any activity that would be prohibited by the above provisions of this Section 6 if such activity were carried out by Employee, either directly or indirectly; and in particular Employee agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

6.03Non-solicitation.  Employee further agrees that, during the Term and for a period of one year after the termination of his employment (the “Non-Solicitation Period”), he will not, directly or indirectly, assist or encourage any other person in seeking to employ or hire any employee, consultant, advisor or agent of the Company or any of its Affiliates or encouraging any such employee, consultant, advisor or agent to discontinue employment with the Company or any of its Affiliates.

6.04Adversarial Restrictions.  During the Term and at any time thereafter, Employee shall not voluntarily aid, assist, or cooperate with any actual or potential claimants or plaintiffs or their attorneys or agents in any claims or lawsuits proposed to be asserted, pending or commenced on the date hereof or in the future against the Company or any of the Affiliates; provided, however, that nothing in this Section 6.04 will be construed to prevent Employee from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceeding involving the Company or any Affiliate.

6.05Tolling of Periods and Enforceability.  The Non-Compete Period and Non-Solicitation Period shall be tolled during (and shall be deemed automatically extended by) any period in which Employee is in violation of the provisions of this Section 6. If a final and non-appealable judicial determination is made that any of the provisions of this Section 6 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Section 6 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, and without limiting the generality of Section 6, notwithstanding the fact that any provision of this Section 6 is determined to not be enforceable through specific performance, the Company will nevertheless be entitled to recover monetary damages as a result of Employee’s breach of such provision.

6.06Passive Ownership.  The provisions of Section 6 shall not be deemed breached as a result of Employee’s passive ownership of: (i) less than an aggregate of 5% of any class of securities of a person engaged, directly or indirectly, in Competitive Activities, so long as Employee does not actively participate in the business of such person; provided, however, that such stock is listed on a national securities exchange; or (ii) less than an aggregate of 5% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities.

6.07Nondisparagement.  Neither party hereto shall, whether in writing or orally, malign, denigrate or disparage Employee, the Company, its subsidiaries or Affiliates, predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Company’s obligations under the preceding sentence shall be limited to instructing its and its direct subsidiaries’ senior corporate executives having the rank of Senior Vice President or above to refrain from, whether in writing or orally, maligning, denigrating or disparaging Employee with respect to any of his past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray Employee in an unfavorable light; provided, that such Company executives shall be permitted to make necessary internal statements in connection with the performance of their duties to the Company. In addition, any public comment to the media or in any medium (including social media or otherwise) by the Employee regarding the Company shall be consistent with Company-approved messaging to shareholders, investors, key employees, customers and suppliers.

6.08Acknowledgement.  Employee acknowledges that Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its subsidiaries and Affiliates now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. Employee further acknowledges that although Employee’s compliance with the covenants contained in Sections 5 and 6 may prevent Employee from earning a livelihood in a business similar to the business of the Company, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents.

6.09.Permitted Activities. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prevent Employee or the Company from, as applicable, (i) communicating directly with, cooperating with, filing a charge with, reporting possible violations of federal law or regulation to, or providing information to any federal, state or local government agency, including without limitation, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment

Opportunity Commission, or the U.S. National Labor Relations Board, (ii) providing truthful information to the extent required by applicable law in connection with any legal proceeding, government investigation or other legal matter; (iii) exercising any rights Employee may have under Section 7 of the U.S. National Labor Relations Act, or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Employee has reason to believe is unlawful.

7.Termination.

7.01Grounds for Termination.  Employee’s employment with the Company shall terminate under any of the circumstances set forth below.

(a)If Employee shall die or due to Employee’s Disability (as defined in Section 7.03 below);

(b)By mutual agreement of the Company and Employee;

(c)By Employee for any reason upon notice to the Company;

(d)By the Company for Cause (as defined in Section 7.02 below);

(e)By the Company without Cause;

(f)By Employee for Good Reason (as defined in Section 7.04 below);

(g)At the expiration of the Term on December 31, 2026 (or such other extended date mutually agreed to by Employee and the Company in accordance with this Section 2) (which, for the avoidance of doubt, shall constitute a termination by the Company without Cause under Section 7.01(e)).

Notwithstanding any termination of this Agreement and Employee’s employment by the Company, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment including without limitation the provisions of Sections 5, 6 and 8 hereof.

7.02For Cause Defined. Termination of Employee’s employment by the Company for any of the following reasons shall be deemed termination for “Cause”:

(a)Employee shall have breached this Agreement in any material respect, which breach in the case of this clause is not cured by, or is not capable of being cured, within ten (10) days after written notice of such breach is delivered to Employee; or

(b)Employee’s breach of the restrictive covenants set forth in Sections 5 and 6 of this Agreement, or any other confidentiality, non-disparagement, non-compete or non-solicitation covenant (the “Restrictive Covenants”), which breach in the case of this clause is not cured by, or is not capable of being cured, within ten (10) days after written notice of such breach is delivered to Employee; or

(c)Employee has engaged in misconduct (including violation of the Company’s policies) that is materially injurious to the Company as reasonably determined by the Company’s Board of Directors; or

(d)Employee has been convicted of (i) any felony or (ii) any misdemeanor involving a crime of moral turpitude, theft or fraud; or

(e)Employee uses illegal substances; or

(f)Employee knowingly falsifies or causes to be falsified, in any material respect, the financial records and financial statements of the Company.

7.03“Disability” Defined.  For purposes of this Agreement, “Disability” shall mean Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

7.04“Good Reason” Defined.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Employee’s written consent:

(a)A material reduction by the Company in the Base Salary or Annual Bonus as in effect immediately prior to such reduction;

(b)The Company’s material breach of this Agreement or any other written agreement between the Employee and the Company; or

(c)The Company’s breach of the restrictive covenants set forth in Section 6.07 of this Agreement.

Notwithstanding the foregoing, the Employee will not be deemed to have resigned for Good Reason unless (1) Employee provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Employee to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Employee knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Employee’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the cure period.

7.05Surrender of Records and Property. Upon termination of his employment with the Company for any reason, Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or any of its Affiliates or which relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates, and all other property, trade secrets and confidential information of the Company or any of its Affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company or any of its Affiliates, which in any of these cases are in his possession or under his control.

7.06Payments Upon Termination.

(a)Accrued Obligations. If this Agreement is terminated for any reason set forth in Section 7, then Employee shall be entitled to receive (a) his Base Salary and any accrued but unpaid vacation or paid time off through the date of the termination and (b) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed pursuant to Section 4.04 (the amounts in this clause (a), the “Accrued Obligations”).

(b)Termination of Employment Due to Death or Disability. If Employee’s employment is terminated pursuant to Section 7.01(a), then Employee, or Employee’s heirs and assigns, as the case may be, shall be entitled to receive, in addition to the Accrued Obligations: (i) any Annual Bonus or 2025 Annual Bonus pursuant to Section 4.02 for the preceding calendar year to the extent not yet paid when such amount would have been payable pursuant to Section 4.02 if his employment had not terminated, which payment shall be made in the form of cash or, subject to the approval by the Company’s Board or the Compensation Committee thereof, in fully-vested shares of the Company’s Class A common stock with a fair market value on the date of issuance equal to the amount of such Annual Bonus or 2025 Annual Bonus, as applicable, within the time period set forth in Section 4.02; (ii) the Annual Bonus for the calendar year in which Employee’s employment is terminated, multiplied by a fraction, (A) the numerator of which shall be the number of days Employee was employed during the then such current calendar year and (B) the denominator of which shall be three hundred sixty-five (365), which payment shall be made in the form of cash or, subject to approval by the Company’s Board or the Compensation Committee thereof, in fully-vested shares of the Company’s Class A common stock with a fair market value on the date of issuance equal to the amount of such prorated Annual Bonus, within 75 days following the date on which the Employee’s employment was so terminated (and if such termination occurs during 2026, such payment shall in all events occur on or prior to December 31, 2026), and (iii) the vesting of any equity awards that is tied in whole or in part to performance shall be governed by the terms of the applicable award agreement. In the event Employee fails to provide timely payment of all applicable tax withholding arising as a result of the payment of such Annual Bonus or 2025 Annual Bonus payments in the form of shares of the Company’s Class A Common Stock, the Company shall have the right and option, but not the obligation, to treat such failure as an election by Employee to satisfy all of Employee’s required tax withholding obligation by withholding a net number of vested shares of Class A common stock otherwise issuable to Employee having a then current fair market value not exceeding the amount necessary to satisfy the applicable required tax withholding obligation based on the maximum statutory withholding rates for Employee’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes.

(c)Termination Without Cause or Resignation for Good Reason. If Employee’s employment is terminated pursuant to Section 7.01(e) or (f), subject to Employee’s continued compliance with the applicable Restrictive Covenants and provided that Employee shall have executed and delivered to the Company the Company’s standard form of release of claims (a “Release”) and the Release Effective Date (as defined below) shall have occurred within the time period set forth in Section 8.06(e), in addition to the Accrued Obligations, Employee shall be entitled to receive: (i) any Annual Bonus or 2025 Annual Bonus pursuant to Section 4.02 for the preceding calendar year to the extent not yet paid when such amount would have been payable pursuant to Section 4.02 if his employment had not terminated, which payment shall be made in the form of cash or, subject to approval by the Company’s Board or the Compensation Committee thereof, in fully vested shares of the Company’s Class A common stock with a fair market value on the date of issuance equal to the amount of such Annual Bonus or 2025 Annual Bonus, as applicable, within the time period set forth in Section 4.02; (ii) if such termination occurs during fiscal year 2026, an amount equal to Employee’s Annual Bonus for 2026, which payment shall be made in the form of cash or, subject to approval by the Company’s Board or the Compensation Committee thereof, in fully vested shares of the Company’s Class A common stock with a fair market value on the date of issuance equal to the amount of such prorated Annual Bonus, within seventy-five (75) days following such termination of Employee’s employment but in all events prior to December 31, 2026 (and, for the avoidance of doubt, if such termination occurs during fiscal year 2026, Employee shall receive Employee’s Annual Bonus for 2026 only under this clause (ii) and not under clause (i)); (iii) the vesting of any equity awards that are tied in whole or in part to performance shall be governed by the terms of the applicable award agreement; (iv) payment by the Company for COBRA benefits for a period of eighteen (18) months following termination for Employee and any dependents covered immediately prior to termination; (v) if such termination occurs during fiscal year 2026, continued payment of Employee’s Base Salary for the remaining portion of fiscal year 2026 following the date of termination, paid at the same times and in the same manner as Employee’s Base Salary had been paid to Employee prior to the termination of his employment hereunder (or, if accelerated payment is permitted under Section 409A, as determined by the Company in its sole discretion, in a lump sum within seventy-five (75) days following such termination of Employee’s employment but in all events prior to December 31, 2026)); and (vi) the Severance Amount (as defined below), which Severance Amount shall be paid within seventy-five (75) days following such termination of Employee’s employment but in all events prior to December 31 of the calendar year in which the date of termination occurs). As used herein, the “Severance Amount” shall be equal to the sum of (a) Employee’s Base Salary as in effect on the date of termination for one year and (b) the Annual Bonus applicable to the year in which the termination date occurs. The Severance Amount may be paid in the form of cash or, to the extent mutually agreed by the Company’s Board or the Compensation Committee thereof and Employee, all or a portion of the Severance Amount may be paid in fully-vested shares of the Company’s Class A common stock with a fair market value on the date of issuance equal to the amount of such Severance Amount. In the event Employee fails to provide timely payment of all applicable tax withholding arising as a result of the payment of such Severance Amount payments in the form of shares of the Company’s Class A Common Stock, the Company shall have the right and option, but not the obligation, to treat such failure as an election by Employee to satisfy all of Employee’s required tax withholding obligation by withholding a net number of vested shares of Class A common stock otherwise issuable to Employee having a then current fair market value not exceeding the amount necessary to satisfy the applicable required tax withholding obligation based on the maximum statutory withholding rates for Employee’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes.

8.Miscellaneous.

8.01Governing Law; Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware.

8.02Prior Agreements.  This Agreement, together with the Indemnification Agreement, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter (including, without limitation, the Prior Agreement), and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

8.03Withholding Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.04Amendments. No amendments or modifications of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

8.05No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.06Section 409A.

(a)For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder will be compliant with Section 409A, or will be exempt from Section 409A. Notwithstanding the foregoing, Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Employee in connection with this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Employee (or any beneficiary) harmless from any or all of such taxes or penalties. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to the Company or any of its affiliates, employees or agents.

(b)Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i)

Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-l(h) and (iii) Employee is employed by a public company or a controlled group affiliate thereof, then no payments hereunder that are “nonqualified deferred compensation” subject to Section 409A shall be made to Employee prior to the date that is six (6) months after the date of Employee’s separation from service or, if earlier, Employee’s date of death, and following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “non-qualified deferred compensation” subject to Section 409A or exempt from Section 409A under Treasury Regulation §§ 1.409A-1(b)(9) (“separation pay plans”), references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Employee’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. The parties agree that it is the parties’ intent that Employee’s “separation from service” as defined in Section 409A shall occur on January 1, 2026.

(d)To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e)Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of the Employee’s termination of employment with the Company are subject to the Employee’s execution and delivery and non-revocation of the Release, (i) no such payments shall be made unless the Release Effective Date (as defined below) occurs on or prior to the sixtieth (60th) day immediately following the date of Employee’s termination of employment under this Agreement (or such earlier date as may be specified by the Company at the time of termination), (ii) the Company shall deliver the Release to the Employee within seven (7) days immediately following the date of Employee’s termination of employment, and (iii) if, as of the Release Expiration Date (as defined below), the Employee has failed to execute the Release or has timely revoked his acceptance of the Release thereafter, the Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release. . For purposes of this Agreement, the “Release Effective Date” shall mean the date on which the Release becomes effective and irrevocable in accordance with its terms. For purposes of this Section 8.06, “Release Expiration Date” shall mean (i) the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Employee, (ii) in the event that the Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment act of 1967), the date that is forty-five (45) days following such delivery date, or (iii) such earlier date as may be specified by the Company at the time of termination.

8.07280G Parachute Payments.

(a)Notwithstanding any other provision in this Agreement to the contrary, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors or consultants of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

8.08Compensation Recovery Policy. The Employee acknowledges and agrees that he shall take all action necessary or appropriate to comply with the clawback or similar policy adopted by the Company pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback or similar policy otherwise adopted by the Company, and any rules and regulations promulgated thereunder, (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

8.09Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.10Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8.

8.11Injunctive Relief. Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5 and 6. Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

8.12Attorneys’ Fees and Costs. The Company and Employee agree that in the event any litigation arises out of this Agreement between Company and Employee, the prevailing party in such litigation shall be entitled to recover its attorney’s fees and costs brought relating to such litigation.

8.13No Mitigation Obligation. All amounts paid to Employee under this Agreement following Employee’s termination of employment and this Agreement are acknowledged by the Company and Employee to be reasonable and to be liquidated damages, and Employee will not be required to reduce the amount of such payments by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever (including from other employment) create any mitigation, offset, reduction or any other obligation on the part of Employee under this Agreement.

8.14Notices. Any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been effectively given and received as follows: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Employee at the address listed on the Company’s personnel records and to the Company at its principal place of business, to the attention of the General Counsel, or such other address as either party may specify in writing. Any party may change its address by delivering a written change of address to all of the other parties in the manner set forth in this Section 8.14.

8.15Notice of Immunity. Notwithstanding any provision of this Agreement to the contrary, (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8.16Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Employee’s employment hereunder or any settlement of the financial rights and obligations arising from Employee’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

8.17Counterparts; Facsimile or .pdf Signatures.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Lindsey J. Christen

CWGS ENTERPRISES, LLC

By:	/s/ Lindsey J. Christen

EMPLOYEE

By:	/s/ Marcus A. Lemonis
Marcus A. Lemonis

EXHIBIT A

INDEMNIFICATION And Advancement AGREEMENT

This Indemnification and Advancement Agreement (“Agreement”) is made as of January 1, 2025 by and between Camping World Holdings, Inc., a Delaware corporation (the “Company”), and Marcus A. Lemonis, a member of the Board of Directors and an officer of the Company (“Indemnitee”). This Agreement supersedes and replaces any and all previous Agreements between the Company and Indemnitee covering indemnification and advancement of expenses.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) believes that highly competent persons have become more reluctant to serve publicly-held corporations as directors, officers, or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification and advancement of expenses against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Company’s Amended and Restated Bylaws (the “Bylaws”) and Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) require indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Bylaws, the Certificate of Incorporation, and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and its directors, officers, and other persons with respect to indemnification and advancement of expenses;

WHEREAS, the uncertainties relating to such insurance, to indemnification, and to advancement of expenses may increase the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to, and in furtherance of, the Bylaws, the Certificate of Incorporation and any resolutions adopted pursuant thereto, as well as any rights of Indemnitee under any directors’ and officers’ liability insurance policy, and is not a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee does not regard the protection available under the Bylaws, the Certificate of Incorporation, and available insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as a director and officer without adequate additional protection, and the Company desires Indemnitee to serve or continue to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified and be advanced expenses.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.Services to the Company.  Indemnitee agrees to serve as a director and officer of the Company. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law). This Agreement does not create any obligation on the Company to continue Indemnitee in such position and is not an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.

Section 2.Definitions.  As used in this Agreement:

(a)“Agent” means any person who is authorized by the Company or an Enterprise to act for or represent the interests of the Company or an Enterprise, respectively.

(b)A “Change in Control” occurs upon the earliest to occur after the date of this Agreement of any of the following events:

i.Acquisition of Stock by Third Party.  Any Person (as defined below), other than a Permitted Holder (as defined below), is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities unless the change in relative beneficial ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

ii.Change in Board of Directors.  During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(b)(i), 2(b)(iii) or 2(b)(iv) of this Agreement) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

iii.Corporate Transactions.  The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

iv.Liquidation.  The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and

v.Other Events.  There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

vi.For purposes of this Section 2(b), the following terms have the following meanings:

1	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2

“Person” has the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person excludes (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

3

“Beneficial Owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner excludes any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(c)“Corporate Status” describes the status of a person who is or was acting as a director, officer, employee, or Agent of the Company or an Enterprise.

(d)“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(e)“Enterprise” means any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity for which Indemnitee is or was serving at the request of the Company as a director, officer, employee, or Agent.

(f)“Expenses” includes all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and other costs of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements, obligations, or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 14(d) of this Agreement only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, do not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(g)“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements) or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel.

(h)“Permitted Holder” means each of Marcus Lemonis, ML Acquisition Company, LLC and its permitted transferees of common units of CWGS Enterprises, LLC, and Crestview Advisors, L.L.C., funds affiliated with Crestview Partners II GP, L.P. and their permitted transferees of common units of CWGS Enterprises, LLC.

(i)“Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative, regulatory, or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is, or will be involved as a party, potential party, non-party witness, or otherwise by reason of Indemnitee’s Corporate Status or by reason of any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement. A Proceeding also includes a situation the Indemnitee believes in good faith may lead to, or culminate in, the institution of a Proceeding.

(j)“Sponsor Entities” means Crestview Advisors, L.L.C., funds affiliated with Crestview Partners II GP, L.P. and their permitted transferees of common units of CWGS Enterprises, LLC.

Section 3.Indemnity in Third-Party Proceedings.  The Company will indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with, or in respect of, such Expenses, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue, or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 4.Indemnity in Proceedings by or in the Right of the Company.  The Company will indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company. The Company will not indemnify Indemnitee for Expenses under this Section 4 related to any claim, issue, or matter in a Proceeding for which Indemnitee has been finally adjudged by a court to be liable to the Company, unless, and only to the extent that, the Court of Chancery of the state of Delaware (the “Delaware Court”) or any court in which the Proceeding was brought determines upon application by Indemnitee that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

Section 5.Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding to the extent that Indemnitee is successful, on the merits or otherwise. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues, or matters in such Proceeding, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by

Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section 5 and without limitation, the termination of any claim, issue, or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue, or matter.

Section 6.Indemnification for Expenses of a Witness.  To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding to which Indemnitee is not a party but to which Indemnitee is a witness, deponent, interviewee, or otherwise asked to participate or provide information.

Section 7.Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company will indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 8.Additional Indemnification.  Notwithstanding any limitation in Sections 3, 4, or 5 of this Agreement, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law (including but not limited to, the DGCL and any amendments to or replacements of the DGCL adopted after the date of this Agreement that expand the Company’s ability to indemnify its officers, directors, employees or Agents) if Indemnitee is a party to, or threatened to be made a party to, any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor).

Section 9.Exclusions.  Notwithstanding any provision in this Agreement, the Company is not obligated under this Agreement to indemnify Indemnitee for:

(a)for any amount actually paid to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except to the extent provided in Section 16(b) of this Agreement and except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;

(b)an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

(c) reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act);

(d)reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or

(e)any Proceeding initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to indemnification or advancement, of Expenses, including a Proceeding (or any part of any Proceeding) initiated pursuant to Section 14 of this Agreement, (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

Section 10.Advances of Expenses.

(a)The Company will advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with:

i.any Proceeding (or any part of any Proceeding) not initiated by Indemnitee; or

ii.any Proceeding (or any part of any Proceeding) initiated by Indemnitee if

1

the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to obtain indemnification or advancement of Expenses from the Company or Enterprise, including a proceeding initiated pursuant to Section 14 of this Agreement, or

2	the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation.

(b)The Company will advance the Expenses within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding eligible for advancement of expenses.

(c)Advances will be unsecured and interest free. Indemnitee hereby undertakes to repay any amounts so advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, thus Indemnitee qualifies for advances upon the execution of this Agreement and delivery to the Company. No other form of undertaking is required other than the execution of this Agreement. The Company will make advances without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.

Section 11.Procedure for Notification of Claim for Indemnification or Advancement.

(a)Indemnitee will notify the Company in writing of any Proceeding with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. Indemnitee will include in the written notification to the Company a description of the nature of the Proceeding and the facts underlying the Proceeding and provide such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. Indemnitee’s failure to notify the Company will not relieve the Company from any obligation it may have to Indemnitee under this Agreement, and any delay in so notifying the Company will not constitute a waiver by Indemnitee of any rights under this Agreement. The Secretary of the Company will, promptly upon receipt of such a request for indemnification or advancement, advise the Board in writing that Indemnitee has requested indemnification or advancement.

(b)The Company will be entitled to participate in the Proceeding at its own expense.

Section 12.Procedure Upon Application for Indemnification.

(a)Unless a Change of Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made:

i.by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;

ii.by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;

iii.if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by written opinion provided by Independent Counsel selected by the Board; or

iv.if so directed by the Board, by the stockholders of the Company.

(b)If a Change in Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made by written opinion provided by Independent Counsel selected by Indemnitee (unless Indemnitee requests such selection be made by the Board)

(c)The party selecting Independent Counsel pursuant to subsection (a)(iii) or (b) of this Section 12 will provide written notice of the selection to the other party. The notified party may, within ten (10) days after receiving written notice of the selection of Independent Counsel, deliver to the selecting party a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit. If, within thirty (30) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 11(a) of this Agreement and the final disposition of the Proceeding, Independent Counsel has not been selected or, if selected, any objection to such selection has not been resolved, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court designates. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 14(a) of this Agreement, Independent Counsel will be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(d)Indemnitee will cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons, or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company will advance and pay any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making the indemnification determination irrespective of the determination as to Indemnitee’s entitlement to indemnification and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing of the determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied and providing a copy of any written opinion provided to the Board by Independent Counsel.

(e)If it is determined that Indemnitee is entitled to indemnification, the Company will make payment to Indemnitee within thirty (30) days after such determination.

Section 13.Presumptions and Effect of Certain Proceedings.

(a)In making a determination with respect to entitlement to indemnification under this Agreement, the person, persons, or entity making such determination will, to the fullest extent not prohibited by law, presume Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(a) of this Agreement, and the Company will, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper under the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b)If the determination of the Indemnitee’s entitlement to indemnification has not been made pursuant to Section 12 of this Agreement within sixty (60) days after the later of (i) receipt by the Company of Indemnitee’s request for indemnification pursuant to Section 11(a) of this Agreement and (ii) the final disposition of the Proceeding for which Indemnitee requested Indemnification (the “Determination Period”), the requisite determination of entitlement to indemnification will, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee will be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law. The Determination Period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, the Determination Period will not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 12(a)(iv) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel.

(c)The termination of any Proceeding or of any claim, issue, or matter therein by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(d)For purposes of any determination of good faith, Indemnitee will be deemed to have acted in good faith if Indemnitee acted based on (i) the records or books of account of the Company, its subsidiaries, or an Enterprise, including financial statements, (ii) information supplied to Indemnitee by the directors or officers of the Company, its subsidiaries, or an Enterprise in the course of their duties, (iii) the advice of legal counsel for the Company, its subsidiaries, or an Enterprise or (iv) information or records given or reports made to the Company or an Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of the Company, its subsidiaries, or an Enterprise. Further, Indemnitee will be deemed to have acted in a manner “not opposed to the best interests of the Company,” as referred to in this Agreement if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan. The provisions of this Section 13(d) are not exclusive and do not limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(e)The knowledge and/or actions, or failure to act, of any other person affiliated with the Company or an Enterprise (including, but not limited to, a director, officer,

trustee, partner, managing member, Agent or employee) may not be imputed to Indemnitee for purposes of determining Indemnitee’s right to indemnification under this Agreement.

Section 14.Remedies of Indemnitee.

(a)Indemnitee may commence litigation against the Company in the Delaware Court to obtain indemnification or advancement of Expenses provided by this Agreement in the event that (i) a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company does not advance Expenses pursuant to Section 10 of this Agreement, (iii) the determination of entitlement to indemnification is not made pursuant to Section 12 of this Agreement within the Determination Period, (iv) the Company does not indemnify Indemnitee pursuant to Section 5 or 6 or the second to last sentence of Section 12(d) of this Agreement within thirty (30) days after receipt by the Company of a written request therefor, (v) the Company does not indemnify Indemnitee pursuant to Section 3, 4, 7, or 8 of this Agreement within thirty (30) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder. Indemnitee must commence such Proceeding seeking an adjudication or an award in arbitration within one hundred and eighty (180) days following the date on which Indemnitee first has the right to commence such Proceeding pursuant to this Section 14(a); provided, however, that the foregoing clause does not apply in respect of a Proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 5 of this Agreement. The Company will not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b)If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 14 will be conducted in all respects as a de novo trial on the merits and Indemnitee may not be prejudiced by reason of that adverse determination. In any judicial proceeding commenced pursuant to this Section 14 the Company will have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and will not introduce evidence of the determination made pursuant to Section 12 of this Agreement.

(c)If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is entitled to indemnification, the Company will be bound by such determination in any judicial proceeding commenced pursuant to this Section 14 unless (i) a made of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with Indemnitees’ request for indemnification, or (ii) the Company is prohibited from indemnifying Indemnitee under applicable law.

(d)The Company is, to the fullest extent not prohibited by law, precluded from asserting in any judicial proceeding commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding, or enforceable and will stipulate in any such court that the Company is bound by all the provisions of this Agreement.

(e)It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement, or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee under this Agreement. The Company, to the fullest extent permitted by law, will (within thirty (30) days after receipt by the Company of a written request therefor) advance to Indemnitee such Expenses which are incurred by Indemnitee in connection with a Proceeding concerning this Agreement, Indemnitee’s other rights to indemnification or advancement of Expenses from the Company, or concerning any directors’ and officers’ liability insurance policies maintained by the Company, and will indemnify Indemnitee against any and all such Expenses unless the court determines that Indemnitee’s claims in such action were made in bad faith or frivolous, or that the Company is prohibited by law from indemnifying Indemnitee for such Expenses.

Section 15.[Reserved.]

Section 16.Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a)The indemnification and advancement of Expenses provided by this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders, a resolution of the board of directors, or otherwise. The indemnification and advancement of Expenses provided by this Agreement may not be limited or restricted by any amendment, alteration or repeal of this Agreement in any way with respect to any action taken or omitted by Indemnitee in Indemnitee’s Corporate Status occurring prior to any amendment, alteration or repeal of this Agreement. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Bylaws, the Certificate of Incorporation, or this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy is cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.

(b)The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more other Persons with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entities). The relationship between the Company and such other Persons, other than an Enterprise, with respect to Indemnitee’s rights to indemnification, advancement of Expenses, and insurance is described by this subsection, subject to the provisions of subsection (d) of this Section 16 with respect to a Proceeding concerning Indemnitee’s Corporate Status with an Enterprise.

i.The Company hereby acknowledges and agrees:

1)the Company’s obligations to Indemnitee are primary and any obligation of any other Persons, other than an Enterprise, are secondary (i.e., the Company is the indemnitor of first resort) with respect to any request for indemnification or advancement of Expenses made pursuant to this Agreement concerning any Proceeding;

2) the Company is primarily liable for all indemnification or advancement of Expenses obligations for any Proceeding, whether created by law, the Bylaws, the Certificate of Incorporation, contract (including this Agreement) or otherwise;

3)any obligation of any other Persons with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entities) to indemnify Indemnitee and/or advance Expenses to Indemnitee in respect of any proceeding are secondary to the Company’s obligations;

4)the Company will indemnify Indemnitee and advance Expenses to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated (including, any Sponsor Entities) or an insurer of any such Person; and

ii.the Company irrevocably waives, relinquishes and releases (A) any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entities) from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by the Company to Indemnitee pursuant to this Agreement and (B) any right to participate in any claim or remedy of Indemnitee against any Person (including, without limitation, any Sponsor Entities), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Person (including, without limitation, any Sponsor Entities), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

iii.In the event any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entities) or their insurers advances or extinguishes any liability or loss for Indemnitee, the payor has a right of subrogation against the Company or its insurers for all amounts so paid which would otherwise be payable by the Company or its insurers under this Agreement. In no event will payment by any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entities) or their insurers affect the obligations of the Company hereunder or shift primary liability for the Company’s obligation to indemnify or advance Expenses to any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entities).

iv.Any indemnification or advancement of Expenses provided by any other Person with whom or which Indemnitee may be associated (including, without limitation, any Sponsor Entities) is specifically in excess over the Company’s obligation to indemnify and advance Expenses or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company.

(c)To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or Agents of the Company, the Company will obtain a policy or policies covering Indemnitee to the maximum extent of the coverage available for any such director, officer, employee or Agent under such policy or policies, including coverage in the event the Company does not or cannot, for any reason, indemnify or advance Expenses to Indemnitee as required by this Agreement. If, at the time of the receipt of a notice of a claim pursuant to this Agreement, the Company has director and officer liability insurance in effect, the Company will give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Indemnitee agrees to assist the Company’s efforts to cause the insurers to pay such amounts and will comply with the terms of such policies, including selection of approved panel counsel, if required.

(d)The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee for any Proceeding concerning Indemnitee’s Corporate Status with an Enterprise will be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such Enterprise. The Company and Indemnitee intend that any such Enterprise (and its insurers) be the indemnitor of first resort with respect to indemnification and advancement of Expenses for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise. The Company’s obligation to indemnify and advance Expenses to Indemnitee is secondary to the obligations the Enterprise or its insurers owe to Indemnitee. Indemnitee agrees to take all reasonably necessary and desirable action to obtain from an Enterprise indemnification and advancement of Expenses for any Proceeding related to, or arising from, Indemnitee’s Corporate Status with such Enterprise.

(e)In the event of any payment made by the Company under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee from any Enterprise or its insurance carrier. Indemnitee will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 17.Duration of Agreement.  The indemnification and advancement of Expenses rights provided by or granted pursuant to this Agreement are (i) binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), (ii) continue as to an Indemnitee who has ceased to be a director, officer, employee or Agent of the Company or of any other Enterprise, and (iii) inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

Section 18.Severability.  If any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and will remain enforceable to the fullest extent permitted by law; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.

Section 19.Interpretation.  Any ambiguity in the terms of this Agreement will be resolved in favor of Indemnitee and in a manner to provide the maximum indemnification and advancement of Expenses permitted by law. The Company and Indemnitee intend that this Agreement provide to the fullest extent permitted by law for indemnification and advancement of Expenses in excess of that expressly provided, without limitation, by the Certificate of Incorporation, the Bylaws, vote of the Company’s stockholders or disinterested directors, or applicable law.

Section 20.Enforcement.

(a)The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director, officer, employee, or Agent of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as director, officer, employee, or Agent of the Company.

(b)This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the Bylaws, any directors’ and officers’ insurance maintained by the Company, and applicable law, is not a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.

Section 21.Modification and Waiver.  No supplement, modification or amendment of this Agreement is binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision of this Agreement nor will any waiver constitute a continuing waiver.

Section 22.Notice by Indemnitee.  Indemnitee agrees to promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company does not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

Section 23.Notices.  All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered by hand to the other party, (b) sent by reputable overnight courier to the other party or (c) sent by facsimile transmission or electronic mail, with receipt of oral confirmation that such communication has been received:

(a)If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee provides to the Company.

(b)If to the Company to:

Name: Camping World Holdings, Inc.

Address: 2 Marriott Drive

Lincolnshire, IL 60069

Attention: Lindsey Christen, Chief Administrative and Legal Officer

Email:LChristen@campingworld.com

or to any other address as may have been furnished to Indemnitee by the Company.

Section 24.Contribution.  To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (a) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (b) the relative fault of the Company (and its directors, officers, employees and Agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Section 25.Applicable Law and Consent to Jurisdiction.  This Agreement and the legal relations among the parties are governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (a) agree that any action, claim, or proceeding between the parties arising out of or in connection with this Agreement may be brought only in the Delaware Court and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action, claim, or proceeding arising out of or in connection with this Agreement, (c) waive any objection to the laying of venue of any such action, claim, or proceeding in the Delaware Court, and (d) waive, and agree not to plead or to make, any claim that any such action, claim, or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 26.Identical Counterparts.  This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original but all of which together constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 27.Headings.  The headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement or affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

CAMPING WORLD HOLDINGS, INC.		INDEMNITEE

By:	/s/ Matthew D. Wagner	/s/ Marcus A. Lemonis
Name:	Matthew D. Wagner	Name: Marcus A. Lemonis
Office:	President	Address: